UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15( d ) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 1, 2009

QPC LASERS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28153	20-1568015
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15632 Roxford Street, Sylmar, California		91342
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 986-0000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see   General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 -	Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 1, 2009, Laser Operations, LLC (“Laser Operations”) conducted a public sale (“Asset Sale”) of those certain assets (“Collateral”) that secured Quintessence Photonics Corporation’s (“Quintessence”) obligations under the $6 million Secured Promissory Note dated September 18, 2006 (the “Note”) made by Quintessence in favor of Finisar Corporation (“Finisar”).  As previously disclosed by QPC Lasers, Inc. (the “Company”), on October 21, 2008 Quintessence received a written notice of default, dated October 21, 2008, from Finisar in connection with Quintessence’s failure to make a required payment due under the Note.  As a result, an Event of Default (as defined in the Note) exists under the Note. On May 13, 2009 pursuant to a Loan Sale Agreement, Laser Operations acquired all of Finisar’s rights and remedies under the Note and a security agreement which granted Finisar a security interest in the Collateral representing substantially all of the assets of Quintessence.  Quintessence is a wholly owned subsidiary of the Company.  The Collateral constitutes essentially all of the Company’s assets.

The Company has been advised that at the Asset Sale Laser Operations purchased the Collateral by issuing a successful bid of approximately $750,000. The successful bid amount is less than the amount due under the Note.  As a result, Quintessence will not receive any proceeds from the Asset Sale.  Following the Asset Sale, Quintessence has no operating assets.

The Company anticipates that it will in the near future file for protection under Chapter 7 of the federal bankruptcy laws and that its common stock will have no value after liquidation of the Company is completed.

[Signature page follows.]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QPC LASERS, INC.

Dated: June 3, 2009	By:	/s/ Jeffrey Ungar
Jeffrey Ungar
Chief Executive Officer